Exhibit (a)(1)(A)

SOUTHERN CALIFORNIA EDISON COMPANY

OFFER TO PURCHASE FOR CASH ANY AND ALL

5.45% FIXED-TO-FLOATING RATE TRUST PREFERENCE SECURITIES

ISSUED BY SCE TRUST V

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2025, UNLESS SOUTHERN CALIFORNIA EDISON COMPANY EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).

Southern California Edison Company, a California corporation (the “Company,” “SCE,” “we,” “our” and “us”), hereby offers to purchase any and all of the outstanding 5.45% Fixed-to-Floating Rate Trust Preference Securities (the “Trust Securities” and such offer, the “Offer”) issued by SCE Trust V, a Delaware statutory trust subsidiary of the Company (the “Trust”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the Offer).

Series of Securities	CUSIP/ISIN No.	Liquidation Amount Per Trust Security	Aggregate Liquidation Amount Outstanding	Offer Price
5.45% Fixed-to-Floating Rate Trust Preference Securities	78409W 201 / US78409W2017	$25	$300,000,000	$25 per $25 liquidation amount

The consideration for the Trust Securities tendered and accepted for purchase will equal $25 per Trust Security (the “Offer Price”), plus, in each case, Accrued Distributions. As used in this Offer to Purchase, “Accrued Distributions” means, for each $25 liquidation amount of Trust Securities, accrued and unpaid distributions from the last distribution payment date with respect to such Trust Security up to, but not including, the Settlement Date (as defined herein), assuming for the purposes of the Offer that a distribution for such Trust Security had in fact accrued during such period.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Trust Securities validly tendered (and not validly withdrawn) is conditioned upon the satisfaction of the General Conditions (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF TRUST SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR TRUST SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR TRUST SECURITIES IN THE OFFER.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC (the “Dealer Managers”) for the Offer, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Company will pay registered brokers and dealers in the United States that process tenders into the Offer from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of the Trust Securities will be eligible to receive a fee (the “Retail Processing Fee”) from the Company equal to $0.0625 per $25 liquidation amount validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Trust Securities tendered by a Retail Processing Dealer for its own account. The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners submitting Trust Securities equaling an aggregate liquidation amount of $250,000 or less. See Section 16.

The Dealer Managers for the Offer are:

Barclays	J.P. Morgan	Mizuho	Santander

The date of this Offer to Purchase is November 20, 2025

IMPORTANT

The purpose of the Offer is to reduce our long-term cost of financing by reducing the amount of our trust preference securities outstanding.

The Company intends to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith with cash on hand.

The Offer has certain conditions and no assurance can be given that these conditions will be satisfied. See Section 6.

All of the Trust Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Trust Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Trust Securities into the Tender Agent’s applicable DTC account. If your Trust Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Trust Securities. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Trust Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Trust Securities in the Offer. Neither the Company nor the Trust has authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Trust, the Information Agent or the Dealer Managers. The Company’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Trust Securities and, if so, how many.

The Company is not making the Offer to (nor will it accept any tender of Trust Securities from or on behalf of) holders of Trust Securities in any jurisdiction in which the making of the Offer or the acceptance of any tender of Trust Securities would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Trust Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents it incorporates by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statements that do not directly relate to a historical or current fact. In this Offer to Purchase and elsewhere in this Offer to Purchase and the documents it incorporates by reference, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” “targets,” “judgment,” “forecast” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us and our subsidiaries, include, but are not limited to:

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our ability to recover its costs through regulated rates, timely or at all, including uninsured wildfire-related and debris flow-related costs (including amounts paid for self-insured retention and co-insurance, and amounts not recoverable from the insurance fund established under AB 1054 (the “Wildfire Insurance Fund”)), and costs incurred for wildfire restoration efforts and to mitigate the risk of utility equipment causing future wildfires;

•	the cybersecurity of our critical information technology systems for grid control and business, employee and customer data, and the physical security of our critical assets and personnel;

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risks associated with the operation and maintenance of electrical facilities, including worker, contractor and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency and output of equipment and facilities and availability and cost of spare parts;

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the impact of affordability of customer rates on our ability to execute our strategy, including the impact of affordability on our ability to obtain regulatory approval of, or cost recovery for, operations and maintenance expenses, proposed capital investment projects and increased costs due to supply chain constraints, tariffs, inflation and rising interest rates and the impact of legislative actions on affordability;

•	our ability to update our grid infrastructure to maintain system integrity and reliability, and meet electrification needs;

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our ability to implement our operational and strategic plans, including our wildfire mitigation plan required to be filed under AB 1054 to describe a utility’s plans to construct, operate, and maintain electrical lines and equipment that will help minimize the risk of catastrophic wildfires caused by such electrical lines and equipment, our target energization times and capital investment program, including challenges related to project site identification, public opposition, environmental mitigation, construction, permitting, contractor performance, changes in the California Independent System Operator’s (“CAISO”) transmission plans and governmental approvals;

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risks of regulatory or legislative restrictions that would limit our ability to implement operational measures to mitigate wildfire risk, including Public Safety Power Shutoff Program (“PSPS”) and fast curve settings, when conditions warrant or would otherwise limit our operational practices relative to wildfire risk mitigation;

•	our ability to obtain safety certifications from the Office of Energy Infrastructure Safety of the California Natural Resources Agency;

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risks that AB 1054, SB 254 or other new California legislation does not effectively mitigate the significant exposure faced by California investor-owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial or contributing cause, including the longevity of the Wildfire Insurance Fund and the California Public Utilities Commission’s (“CPUC”) interpretation of and actions under AB 1054 or SB 254, including its interpretation of the prudency standard clarified by AB 1054;

•	our ability to effectively attract, manage, develop and retain a skilled workforce, including contract workers;

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decisions and other actions by the CPUC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the California legislature and other governmental authorities, including decisions and actions related to nationwide or statewide crisis, approval of regulatory proceeding settlements, determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and debris flow-related costs, issuance of our wildfire safety certification, reforming wildfire-related liability protections available to California investor-owned utilities, wildfire mitigation efforts, approval and implementation of electrification programs and delays in executive, regulatory and legislative actions;

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governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, CAISO, Western Electricity Coordinating Council and similar regulatory bodies in adjoining regions, and changes in the United States’ and California’s environmental priorities that lessen the importance placed on greenhouse gas reduction and other climate-related priorities;

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potential for penalties or disallowances for non-compliance with applicable laws and regulations, including fines, penalties and disallowances related to wildfires where our equipment is alleged to be associated with ignition;

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extreme weather-related incidents (including events caused, or exacerbated, by climate change), such as wildfires, debris flows, flooding, droughts, high wind events and extreme heat events and other natural disasters (such as earthquakes), which could cause, among other things, worker and public safety issues, property damage, outages and other operational issues (such as issues due to damaged infrastructure), PSPS activations and unanticipated costs;

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risks associated with the decommissioning of San Onofre, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel and other radioactive material, delays, contractual disputes and cost overruns;

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risks associated with cost allocation resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties and certain other public agencies with the authority to generate or purchase electricity for their local residents and businesses, and electric service providers;

•	actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative watch or negative outlook;

•	our ability to borrow funds and access bank and capital markets on reasonable terms;

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changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities, effective tax rates and cash flows;

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changes in rates of inflation (including whether inflation-related adjustments to our authorized revenues allowed by the public utility regulators are commensurate with inflation rates), and changes in interest rates and potential future adjustments to our return on common equity based on changes in Moody’s utility bond rate index;

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availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations; and

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cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered, timely or at all, through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other filings with the SEC filed subsequent to that date. Forward-looking statements speak only as of the date they are made, and we are not obligated to publicly update or revise forward-looking statements.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. You should read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offer is being made by Southern California Edison Company, a California public utility incorporated in 1909. The Company’s principal executive offices are located at 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770, and SCE’s telephone number is (626) 302-1212.

The Issuer

The Issuer of the Trust Securities is the Trust, a Delaware statutory trust subsidiary of the Company. The appointed trustees conduct the Issuer’s business and affairs:

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The Bank of New York Mellon Trust Company, N.A., as the “institutional trustee”;

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BNY Mellon Trust of Delaware, as the “Delaware trustee”; and

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Michael A. Henry, Aaron Moss and Natalia Woodward, each an officer or employee of the Company, as the “administrative trustees.”

The sole assets of the Trust are shares of the Company’s Series K Preference Stock, which have substantially the same payment terms as the Trust Securities. The Trust can make distributions on the Trust Securities only if the Company makes dividend payments on the Series K Preference Shares. The Company will pay dividends on the Series K Preference Shares when, as and if declared by the Company’s Board of Directors or a duly authorized committee of the Board of Directors.

Terms of the Offer

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the Trust Securities.

The consideration for each Trust Security tendered and accepted for purchase pursuant to the Offer will be the Offer Price, plus Accrued Distributions up to, but not including, the Settlement Date (as defined herein).

Source and Amount of Funds	The Company intends to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith with cash on hand.

Time to Tender

You may tender Trust Securities until the Offer expires.

The Offer will expire on December 19, 2025 at 5:00 P.M., New York City time, unless the Company extends or earlier terminates the Offer (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). See Section 1.

The Company may choose to extend the Offer for any reason, subject to applicable laws. The Company cannot assure you that it will extend the Offer or, if it does, the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Trust Securities, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Extension, Amendment and Termination of the Offer

The Company reserves the right to extend or amend the Offer. If the Company extends the Offer, it will delay the acceptance of any Trust Securities subject to the Offer that have been tendered. The Company reserves the right to terminate the Offer under certain circumstances. See Section 6 and Section 15.

The Company will issue a press release by 9:00 A.M., New York City time, on the business day after the scheduled Expiration Date if it decides to extend the Offer. The Company will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Purpose of the Offer	The purpose of the Offer is to reduce our long-term cost of financing by reducing the amount of our trust preference securities outstanding.

Conditions of the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Trust Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the General Conditions (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offer.

Procedures for Tendering Trust Securities	The Offer will expire on the Expiration Date, which is December 19, 2025 at 5:00 P.M., New York City time, unless the Company extends or earlier terminates the Offer. To tender your Trust Securities prior to the Expiration Date of the Offer, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Trust Securities in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Trust Securities, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

The Trust Securities may be tendered and accepted only in whole shares. Each share is equal to $25 liquidation amount per Trust Security. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Trust Securities must continue to hold their Trust Securities in whole shares.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Trust Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights	You may withdraw any Trust Securities you have tendered at any time before the Expiration Date, which will occur on December 19, 2025 at 5:00 P.M., New York City time, unless the Company extends or earlier terminates the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure	You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the series/class, the number of Trust Securities to be withdrawn and the name of the registered holder of those Trust Securities. Some additional requirements apply for Trust Securities that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender	The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors nor the Trust makes any recommendation to holders of Trust Securities as to whether to tender or refrain from tendering their Trust Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Trust Securities. See Section 18.

Untendered or Unpurchased Trust Securities	Any tendered Trust Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Trust Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. We have no obligation to accept Trust Securities that are not validly tendered before the Expiration Date. If the Offer is consummated, then the number of shares of the Trust Securities that remain outstanding will be reduced. This may adversely affect the liquidity of or increase the volatility in any market for the Trust Securities that remain outstanding after consummation of the Offer. See Section 11.

Listing	The Trust Securities are listed on the New York Stock Exchange under the Symbol “SCE PR K.” On November 19, 2025, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Trust Securities on the New York Stock Exchange was $24.71, not including Accrued Distributions.

Appraisal Rights	You will have no appraisal rights in connection with the Offer.

Time of Payment	The Company will pay the purchase price to you plus Accrued Distributions in cash for the Trust Securities it purchases promptly after the Expiration Date and the acceptance of the Trust Securities for purchase. We refer to the date on which such payment is made as the “Settlement Date.” The Company expects the Settlement Date to promptly follow the Expiration Date. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Trust Securities and you tender your Trust Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Trust Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

Retail Processing Fee	The Company will pay the Retail Processing Dealers the Retail Processing Fees described in Section 16.

Material U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Trust Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Trust Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Trust Securities. See Section 13 for a more detailed discussion.

Holders of the Trust Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Trust Securities directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Dealer Managers

The Dealer Managers are Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC. See Section 16.

The Company will pay the Dealer Manager fees as described in Section 16.

Information and Tender Agent	The Information and Tender Agent is Global Bondholder Services Corporation. See Section 16.

Further Information	You may call the Dealer Managers with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

We have not obtained a third-party determination that the Offer is fair to holders of the Trust Securities.

None of us, the Trust, the Dealer Managers, the Tender Agent or the Information Agent makes any recommendation as to whether you should tender your Trust Securities in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Trust Securities for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

If the Offer is successful, there may no longer be a trading market for the Trust Securities, or there may be a limited trading market for the Trust Securities and the market price for the Trust Securities may be depressed.

Depending on the amount of Trust Securities that are tendered and accepted in the Offer, the trading market for the Trust Securities that remain outstanding after the Offer may be more limited. A reduced trading volume for the Trust Securities may decrease the price and increase the volatility of the trading price of the Trust Securities that remain outstanding following the completion of the Offer.

Holders whose Trust Securities are purchased in the Offer will no longer receive future distributions on the Trust Securities.

If you tender your Trust Securities, you will no longer receive any future distributions that are paid on the Trust Securities.

THE OFFER

Section 1. Aggregate Cash Price for Tendered Trust Securities.

General. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the Trust Securities. If you elect to participate in the Offer, you may tender a portion of or all of the Trust Securities you hold. The consideration for the Trust Securities tendered and accepted for purchase pursuant to the Offer will be the applicable Offer Price, plus Accrued Distributions.

Expiration Date. The term “Expiration Date” for the Offer means December 19, 2025 at 5:00 P.M., New York City time, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company will pay for all properly tendered and not properly withdrawn Trust Securities that are accepted for purchase promptly after the Expiration Date. If the Company materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If the Company increases or decreases the price to be paid for the Trust Securities or the Retail Processing Fee for the Trust Securities, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Trust Securities validly tendered (and not validly withdrawn) is subject to satisfaction of the General Conditions (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date. See Section 6, which sets forth in full the conditions to the Offer.

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of Trust Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Trust’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Trust Securities.

Section 2. Purpose of the Offer.

The Offer. The purpose of the Offer is to reduce our long-term cost of financing by reducing the amount of our trust preference securities outstanding.

General. The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors nor the Trust makes any recommendation to holders of Trust Securities as to whether to tender or refrain from tendering their Trust Securities. Holders of Trust Securities should carefully evaluate all information in the Offer, should consult their own investment and tax advisors and should make their own decisions about whether to tender Trust Securities, and, if so, how many Trust Securities to tender.

Pursuant to the terms of the Trust Securities, the Company will deliver the Trust Securities it acquires pursuant to the Offer to the institutional trustee of the Trust and will receive, in, in exchange therefor, the Company’s Series K Preference Shares in an aggregate liquidation preference equal to the aggregate liquidation amount of the Trust Securities being exchanged. After the exchange, the relevant Trust Securities will be canceled by the Trust and the relevant Series K Preference Shares will be retired by the Company.

Section 3. Procedures for Tendering the Trust Securities.

All of the Trust Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Trust Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Trust Securities into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Trust Securities, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Investors who hold Trust Securities through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Trust Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

The Trust Securities may be tendered and accepted only in whole shares. Each share is equal to $25 liquidation amount per Trust Security. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Trust Securities must continue to hold their Trust Securities in whole shares.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Trust Securities) of the Trust Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Trust Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Trust Securities in accordance with the procedures set forth in this section.

The Company will make payment for Trust Securities tendered and accepted for purchase in the Offer only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Trust Securities into the Tender Agent’s account at DTC, or an agent’s message, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Trust Securities for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Trust Securities by causing DTC to transfer Trust

Securities into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Trust Securities into the Tender Agent’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Trust Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with the Offer.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Trust Securities or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Trust Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Trust Securities or other payee is exempt from backup withholding, or such holder of the Trust Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Trust Securities or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Trust Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Trust Securities generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that Non-U.S. Holder’s non-U.S. status. Tendering holders of the Trust Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE TRUST SECURITIES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Trust Securities are tendered on behalf of the holder of Trust Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Trust Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of material U.S. federal income tax consequences to tendering holders of the Trust Securities, see Section 13.

Return of Withdrawn Trust Securities. In the event of proper withdrawal of tendered Trust Securities, the Tender Agent will credit the Trust Securities to the appropriate account maintained by the tendering holder of Trust Securities at DTC without expense to the holder of the Trust Securities.

Determination of Validity; Rejection of Trust Securities; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Trust Securities, and its determination will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Trust Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Trust Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. No tender of Trust Securities will be deemed to have been properly made until the holder of the Trust Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Trust, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of Trust Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such holder of Trust Securities has the full power and authority to tender, sell, assign and transfer the tendered Trust Securities and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

The Company’s acceptance for purchase of Trust Securities tendered under the Offer will constitute a binding agreement between the tendering holder of Trust Securities and the Company upon the terms and conditions of the Offer.

Section 4. Withdrawal Rights.

Holders of Trust Securities may withdraw Trust Securities tendered into the Offer at any time prior to the Expiration Date. Holders of Trust Securities may also withdraw their Trust Securities if the Company has not accepted the Trust Securities for purchase after the expiration of forty business days from the commencement of the Offer.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Trust Securities, the series and number of Trust Securities that the holder of Trust Securities wishes to withdraw and the name of the registered holder of the Trust Securities.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Trust Securities and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. None of the Company, the Trust, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Trust Securities may not rescind a withdrawal and any Trust Securities that a holder of Trust Securities properly withdraws will not be properly tendered for purposes of the Offer, unless the holder of Trust Securities properly retenders the withdrawn Trust Securities before the Expiration Date by following one of the procedures described in Section 3.

Section 5. Purchase of Trust Securities and Payment of Purchase Price.

Subject to the conditions of the Offer, on the Settlement Date, we will accept for purchase any and all of the Trust Securities validly tendered and not properly withdrawn. We expect the Settlement Date to promptly follow the Expiration Date, unless extended pursuant to the Offer.

For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Trust Securities that are validly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Trust Securities for purchase under the Offer.

The Company will pay for Trust Securities that it purchases under the Offer by depositing the aggregate purchase price plus Accrued Distributions for such Trust Securities with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Trust Securities.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Trust Securities purchased under the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or tendered Trust Securities are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If the Offer expires or terminates and any of the Trust Securities have not been accepted for purchase by us following the expiration or termination of the Offer, the holder of Trust Securities that were not accepted for purchase will continue to own those Trust Securities. The Tender Agent will credit those Trust Securities to the appropriate account maintained by the tendering holder of Trust Securities at DTC without expense to the holder of the Trust Securities.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase, purchase or pay for any Trust Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Trust Securities tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events (the “General Conditions”) shall have occurred (or shall have been reasonably determined by the Company to have occurred):

•

the Offer, if consummated, would result in delisting of the Trust Securities from the New York Stock Exchange. (Suspension and delisting procedures with respect to the Trust Securities would be initiated if any of the following occur: (i) the number of publicly held Trust Securities is less than 100,000, (ii) the number of holders of the Trust Securities is less than 100 or (iii) the aggregate market value of the Trust Securities is less than $1,000,000);

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Trust Securities under the Offer or otherwise relates in any manner to the Offer or is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to the Company of the Offer;

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Trust Securities illegal or otherwise restrict or prohibit completion of the Offer;

•	delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Trust Securities; or

•

the institutional trustee of the Trust has objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of, the Offer, or the institutional trustee has taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the delivery of any cash amounts or the exchange of the Trust Securities for the Series K Preference Stock;

•	a decrease of more than 5% in the value of Standard & Poor’s 500 from its opening value on November 20, 2025 to its closing value on the Expiration Date; or

•	in the Company’s reasonable judgment, there has occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market or any other significant adverse change in the U.S. securities or financial markets or other major securities or financial markets;

•	any significant changes in the prices for the Trust Securities;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•

any change in each case, which is reasonably likely to have a material adverse effect on the Company or the Company’s ability to complete the Offer; or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its reasonable discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Company will promptly notify the holders of Trust Securities of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offer or (ii) terminate the Offer. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction.

Section 7. Historical Price Range of and Distributions on the Trust Securities.

The Trust Securities are traded on the New York Stock Exchange under the Symbol “SCE PR K.” As of the date hereof, there were 12,000,000 Trust Securities outstanding. The following table sets forth, for the periods indicated, the high and low reported intraday prices per Trust Security on the New York Stock Exchange and the cash distributions per Trust Security per quarter during these periods. Note that the market prices for the Trust Securities do not include accrued but unpaid distributions. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

SCE PR K
	High	Low	Cash Distributions
Year Ending December 31, 2025
Fourth Quarter (through November 19, 2025)	$24.930	$23.220	$0.340625
Third Quarter	$24.410	$22.750	$0.340625
Second Quarter	$23.548	$21.910	$0.340625
First Quarter	$25.090	$22.400	$0.340625
Year Ending December 31, 2024
Fourth Quarter	$25.370	$24.110	$0.340625
Third Quarter	$25.240	$23.595	$0.340625
Second Quarter	$25.225	$23.020	$0.340625
First Quarter	$25.490	$23.500	$0.340625
Year Ending December 31, 2023
Fourth Quarter	$24.700	$20.980	$0.340625
Third Quarter	$23.360	$21.510	$0.340625
Second Quarter	$23.110	$21.130	$0.340625
First Quarter	$23.900	$19.360	$0.340625

Source: Bloomberg

Section 8. Source and Amount of Funds.

The Company intends to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith with cash on hand.

Section 9. Certain Information Concerning the Company and the Issuer.

Southern California Edison is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission, distribution and generation facilities for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power from a variety of sources including other utilities and merchant and other non-utility generators. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909.

Southern California Edison is a subsidiary of Edison International. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

SCE Trust V is a Delaware statutory trust. It was created for the purpose of issuing and selling the 5.45% Fixed-to-Floating Rate Trust Preference Securities and engaging in other related transactions. The Company owns all of the Trust’s common securities, and the Trust’s trustees conduct the business and affairs of the Trust.

Additional Information. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can access the documents we file electronically with the Securities and Exchange Commission from the website http://www.sec.gov.

You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on our website at http://www.edison.com. Except for the documents specifically incorporated by reference into this Offer to Purchase, information contained on Edison International’s website or that can be accessed through its website does not constitute part of this Offer to Purchase.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This Offer to Purchase incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2025.

•	Our Current Reports on Form 8-K filed February 10, February 20 (Item 5.02 only), March 14, April 25, September 15 (Item 8.01 only) and September 19, 2025 (Item 8.01 only).

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 14, 2025.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Certain Financial Information. The Company incorporates by reference the financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 27, 2025, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on April 29, 2025, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on July 31, 2025, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on October 28, 2025.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this Offer to Purchase has been provided. You may request a copy of these filings by writing or calling us at:

Southern California Edison Company

2244 Walnut Grove Avenue

P.O. Box 800

Rosemead, California 91770

Attention: Corporate Governance

Telephone: (626) 302-4008

Recent Developments. On November 20, 2025, Edison International, the parent company of Southern California Edison, launched concurrent tender offers to purchase for cash any and all of the $503,454,000 aggregate liquidation preference of its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and of the $1,159,317,000 aggregate liquidation preference of its 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Trust Securities.

As of the date hereof, the Company had 12,000,000 Trust Securities outstanding.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially own any of the Trust Securities.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Trust Securities during the sixty days prior to November 20, 2025.

The Company entered into a Transfer Agency Services Agreement, dated December 2, 2011, between the Company and Equiniti Trust Company LLC. The terms of the Trust Securities are governed by (i) the Amended and Restated Declaration of Trust of SCE Trust V (“Declaration of Trust”), dated and effective as of March 8, 2016, by the Trustees (as defined therein), the Sponsor (as defined therein) and by the holders, from time to time, of undivided beneficial interests in the assets of the Trust issued pursuant to the Declaration of Trust, (ii) a Certificate of Trust filed with the Secretary of State of the State of Delaware on December 2, 2014, (iii) the Guarantee Agreement, dated as of March 8, 2016, by Southern California Edison Company, as guarantor, for the benefit of the Holders (as defined therein) from time to time of the Trust Securities, (iv) the Amended and Restated Articles of Incorporation of Southern California Edison Company, effective August 28, 2023, (v) the Bylaws of Southern California Edison Company, as amended effective December 8, 2022 and (vi) the Certificate of Determination of Preferences of the Series K Preference Stock, filed with the Secretary of State of the State of California on March 2, 2016.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of the Trust Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of Trust Securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offer on the Market for the Trust Securities.

All shares of the Trust Securities purchased by the Company in the Offer will be exchanged for a like amount of Series K Preference Stock and then cancelled by the Trust.

Depending on the amount of Trust Securities that are accepted in the Offer, any trading market for the Trust Securities that remain outstanding after the Offer may be more limited. A reduced trading volume for the Trust Securities may decrease the price and increase the volatility of the trading price, if any, of the Trust Securities that remain outstanding following the completion of the Offer.

Section 12. Legal Matters; Regulatory Approvals.

The Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Trust Securities as contemplated by the Offer. Nor is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Trust Securities by the Company as contemplated by the Offer other than those that have been obtained. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Trust Securities tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations, financial position or cash flows. The obligations of the Company under the Offer to accept for purchase and pay for Trust Securities is subject to conditions. See Section 6.

Section 13. Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of certain U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders (each, as defined herein), and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with tax consequences to tendering holders who hold their Trust Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not cover all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to Trust Securities being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in Trust Securities that elect to use a mark-to-market method of accounting for their Trust Securities holdings, persons that hold Trust Securities as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, and U.S. Holders whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Trust Securities that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of Trust Securities that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for U.S. federal income tax purposes holds Trust Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding Trust Securities are urged to consult their tax advisors.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Trust Securities to the Company pursuant to the Offer or that any such position will not be sustained.

This discussion assumes that the Trust is classified as a grantor trust for U.S. federal income tax purposes and not as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each holder of Trust Securities generally is treated as the owner of an undivided beneficial interest in the Series K Preference Shares which the Trust holds.

This discussion of certain U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of Trust Securities. Holders are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

Tax Consequences to U.S. Holders

A sale of Trust Securities for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Trust Securities or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment.

Under Section 302 of the Code, a sale of Trust Securities for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Trust Securities for U.S. federal income tax purposes, rather than as a distribution with respect to the Trust Securities held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Company, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Trust Securities by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Trust Securities by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Trust Securities meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Trust Securities tendered by such U.S. Holder and each of the other holders of Trust Securities.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Series K Preference Shares represented by the Trust Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Trust Securities to the Company pursuant to the Offer.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends on the Series K Preferred Shares, but excluding cash attributable to declared but unpaid dividends on the Series K Preferred Shares, which would be taxable in the manner described below under “—Distribution Treatment”) and such U.S. Holder’s tax basis in the Trust Securities tendered. Generally, a U.S. Holder’s tax basis for the Trust Securities tendered will be equal to the cost of the Trust Securities to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Trust Securities exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, long-term capital gain on Trust Securities held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Trust Securities (i.e., Trust Securities acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Trust Securities it wishes to tender in the event that less than all of its Trust Securities are tendered.

Distribution Treatment.

If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Trust Securities pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares of the Company (either as represented through the Trust Securities or otherwise held by such U.S. Holder). The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares of the Company with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Trust Securities for more than one year as of the date of sale pursuant to the Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Trust Securities.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Trust Securities exchanged. Such tax basis will be added to the remaining shares of the Company owned (either through the Trust Securities or otherwise) by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares of the Company, the basis of any tendered Trust Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

Sale or Exchange Treatment.

Subject to the discussion below concerning FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Trust Securities pursuant to the Offer (except to the extent of any cash attributable to declared but unpaid dividends on the Series K Preferred Shares, which would be treated as a distribution that is subject to the rules set forth below under “—Distribution Treatment”), unless:

•

the Trust Securities that are exchanged constitute a “U.S. real property interest” by reason of both the Company’s status as a USRPHC (defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Trust Securities or the period that you owned the Trust Securities and you satisfying certain ownership requirements;

•

the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States; or

•	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met.

With respect to the first bullet above, generally, a corporation is a “US real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. The Company does not believe that it currently is, or has been during the applicable period, a USRPHC.

If you are a Non-U.S. Holder described in the second bullet above, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Trust Securities pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

If you are a Non-U.S. Holder described in the third bullet above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “—Distribution Treatment”. In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment.

If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your Trust Securities. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital or gain from the sale of Trust Securities will be determined in the manner described above for U.S. Holders (see discussion under “—Tax Consequences to U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under an applicable tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the Trust Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Trust Securities in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of Trust Securities on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of Trust Securities in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules.

Information Reporting and Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Holders who do not Participate in the Offer

Holders who do not participate in the Offer generally will not incur any U.S. federal income tax liability as a result of the consummation of the Offer. However, in the event that the payment by us for any purchase of Trust Securities pursuant to the Offer is treated as a taxable dividend to a holder rather than as a sale or exchange, the other holders, including the holders who do not participate in the Offer, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Trust Securities pursuant to the Offer.

Section 14. Accounting Treatment.

Upon the settlement of the Offer, the carrying value of the Trust Securities repurchased will be removed from the preferred stock account within stockholders’ equity, and the difference between the repurchase price and the carrying value of each Trust Security repurchased (net of issuance costs) will be recorded as a change to net income to arrive at net income available to common stockholders.

Section 15. Extension of the Offer; Termination; Amendment.

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and payment for, any Trust Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate the Offer and not accept for purchase or pay for any Trust Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Trust Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Trust Securities that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Trust Securities tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Trust Securities. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Trust Securities in a manner reasonably designed to inform holders of Trust Securities of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of Trust Securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	the Company increases or decreases the price to be paid for the Trust Securities or the Retail Processing Fee for the Trust Securities, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

Section 16. Fees and Expenses.

The Company has retained Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC to act as the Dealer Managers and Global Bondholder Services Corporation to act as the Information Agent and as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Trust Securities by electronic mail, telephone and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Trust Securities to forward materials relating to the Offer to beneficial owners. The Dealer Managers, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which they have received customary fees and reimbursements of expenses.

Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Trust Securities will be eligible to receive a Retail Processing Fee from the Company equal to $0.0625 per $25 liquidation amount validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Trust Securities tendered by a Retail Processing Dealer for its own account. The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners submitting Trust Securities equaling an aggregate liquidation amount of $250,000 or less.

The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, the Company reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Trust Securities to submit a Retail Processing Dealer Form on your behalf.

The Company will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Trust Securities tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Trust Securities. The fees will be paid only if the Offer is consummated and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Expiration Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Trust Securities under such Offer. Inquiries regarding the Retail Processing Fee may be directed to the Tender Agent.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including a Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remittal, in whole or in part, to the relevant retail beneficial owner of the tendered Trust Securities.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Company nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Trust Securities under the Offer. Investors who hold Trust Securities through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Trust Securities tender Trust Securities through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Trust Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent or tender agent for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Trust Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17. Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert, directly or indirectly, to tender Trust Securities for that person’s own account in a partial tender offer unless, at the time of tender and at the end of any proration period or period during which the Trust Securities are accepted by lot (including any extensions of such period), the person so tendering their Trust Securities (i) has a net long position equal to or greater than the aggregate principal amount of the Trust Securities being tendered and (ii) will deliver or cause such Trust Securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Trust Securities in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Trust Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Trust Securities complies with Rule 14e-4.

The tender of Trust Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offer.

Section 18. Miscellaneous.

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Trust Securities pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offer to the holders of securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Trust Securities as to whether to tender or refrain from tendering their Trust Securities. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

The Dealer Managers for the Offer are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attention: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Attention: Liability Management Group (866) 834-4666 (toll-free) (212) 834-4818 (collect)	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attention: Liability Management Group (866) 271-7403 (toll-free) (212) 205-7741 (collect)	Santander US Capital Markets LLC 437 Madison Avenue New York, New York 10022 Attention: Liability Management (855) 404-3636 (toll-free) (212) 350-0660 (collect) Email: AmericasLM@santander.us

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Trust Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

By Facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Please contact the Dealer Managers with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Trust Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Trust Securities.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: 855-654-2015

Email: contact@gbsc-usa.com